UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 4, 2013

Oxygen Biotherapeutics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34600	26-2593535
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

ONE Copley Parkway, Suite 490
Morrisville, NC 27560
(Address of principal executive offices) (Zip Code)

919-855-2100
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01                      Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously reported, The NASDAQ Stock Market LLC (“NASDAQ”) notified Oxygen Biotherapeutics, Inc. (the “Company”) by letter dated March 20, 2013 of the Staff’s decision to delist the Company’s securities from The NASDAQ Capital Market as a result of the Company’s failure to comply with the minimum market value of listed securities of $35 million required for continued listing on The NASDAQ Capital Market pursuant to NASDAQ Listing Rule 5550(b)(2) (“Rule 5550(b)(2)”).  The Company has appealed the Staff’s determination by requesting a hearing (the “Hearing”) before a NASDAQ Hearings Panel (the “Panel”) to seek continued listing pending its return to compliance with the minimum market value requirement under Rule 5550(b)(2).  While the appeal is pending, the Company’s securities will not be delisted.

Also as previously reported, on October 3, 2012, the Company received a notice from NASDAQ advising the Company that for 30 consecutive trading days preceding the date of that notice the Company failed to comply with the $1.00 per share minimum bid price required for continued listing on The NASDAQ Capital Market pursuant to NASDAQ Listing Rule 5550(a)(2) (“Rule 5550(a)(2)”).

In accordance with NASDAQ Listing Rule 5810(c)(3)(A), the Company was granted 180 calendar days, or until April 1, 2013, to regain compliance with Rule 5550(a)(2).  However, the Company was not able to regain compliance by April 1, 2013.  As a result NASDAQ notified the Company by letter dated April 4, 2013 that the Company’s failure to comply with Rule 5550(a)(2) serves as an additional basis to delist the Company’s securities from The NASDAQ Capital Market, and that the Panel, in connection with the Company’s Hearing, will consider this matter in rendering a determination regarding the Company’s continued listing on The NASDAQ Capital Market. However, there can be no assurance that the Panel will grant the Company’s request for continued listing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 5, 2013	Oxygen Biotherapeutics, Inc.

	By:	/s/ Michael B. Jebsen
Michael B. Jebsen
Chief Financial Officer and Interim Chief Executive Officer